Report of Independent Registered Chartered Accountants and Consolidated Financial Statements of

IVANHOE MINES LTD.

December 31, 2009 and 2008

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of
  Ivanhoe Mines Ltd.

We have audited the consolidated balance sheets of Ivanhoe Mines Ltd. and subsidiaries (the “Company”) as at December 31, 2009 and 2008 and the consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Ivanhoe Mines Ltd. and subsidiaries as at December 31, 2009 and 2008 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 29, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

(signed) Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
March 29, 2010

Comments by Independent Registered Chartered Accountants on Canada-United States
of America Reporting Difference

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the changes described in Note 2 to the consolidated financial statements. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) our report to the Board of Directors and Shareholders, dated March 29, 2010, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the changes are properly accounted for and adequately disclosed in the financial statements.

(signed) Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
March 29, 2010

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of
  Ivanhoe Mines Ltd.

We have audited the internal control over financial reporting of Ivanhoe Mines Ltd. and subsidiaries (the “Company”) as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as at and for the year ended December 31, 2009 of the Company and our report dated March 29, 2010 expressed an unqualified opinion on those financial statements and included a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference referring to changes in accounting principles.

(signed) Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
March 29, 2010

IVANHOE MINES LTD.

Consolidated Balance Sheets
(Stated in thousands of U.S. dollars)

	December 31,
	2009	2008
		(Note 2 (q))
ASSETS
CURRENT
Cash and cash equivalents (Note 5)	$965,823	$384,110
Short-term investments	14,999	—
Accounts receivable (Note 6)	39,349	47,520
Inventories (Note 7)	18,015	16,136
Prepaid expenses	15,988	11,160

TOTAL CURRENT ASSETS	1,054,174	458,926
LONG-TERM INVESTMENTS (Note 8)	93,511	55,945
OTHER LONG-TERM INVESTMENTS (Note 9)	145,035	22,301
PROPERTY, PLANT AND EQUIPMENT (Note 10)	218,781	199,281
DEFERRED INCOME TAXES (Note 16)	6,953	—
OTHER ASSETS (Note 11)	16,227	5,749

TOTAL ASSETS	$1,534,681	$742,202

LIABILITIES
CURRENT
Accounts payable and accrued liabilities (Note 12)	$55,128	$41,103
Amounts due under credit facilities (Note 13)	17,544	15,963
Interest payable on long-term debt (Note 14 (b))	4,712	—
Convertible credit facility (Note 14 (a))	378,916	—

TOTAL CURRENT LIABILITIES	456,300	57,066
CONVERTIBLE CREDIT FACILITIES (Note 14)	544,990	349,128
AMOUNTS DUE UNDER CREDIT FACILITIES (Note 13)	37,979	—
DERIVATIVE CONTRACT (Note 15)	—	5,320
DEFERRED INCOME TAXES (Note 16)	10,888	9,512
ASSET RETIREMENT OBLIGATIONS (Note 17)	5,436	3,922

TOTAL LIABILITIES	1,055,593	424,948

COMMITMENTS AND CONTINGENCIES (Note 25)

SHAREHOLDERS’ EQUITY
SHARE CAPITAL (Note 18)
Authorized
Unlimited number of preferred shares without par value
Unlimited number of common shares without par value
Issued and outstanding
425,447,552 (2008 — 378,046,013) common shares	1,886,789	1,485,864
SHARE PURCHASE WARRANTS AND SHARE ISSUANCE COMMITMENT (Note 18 (b) and (c))	27,386	32,560
BENEFICIAL CONVERSION FEATURE (Note 14 (a))	30,250	28,883
ADDITIONAL PAID-IN CAPITAL	348,468	293,485
ACCUMULATED OTHER COMPREHENSIVE INCOME (Note 19)	(14,578)	(24,222)
DEFICIT	(1,800,179)	(1,520,008)

TOTAL IVANHOE MINES LTD. SHAREHOLDERS’ EQUITY	478,136	296,562

NONCONTROLLING INTERESTS (Note 20)	952	20,692

TOTAL SHAREHOLDERS’ EQUITY	479,088	317,254

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,534,681	$742,202

APPROVED BY THE BOARD:

/s/ D. Korbin D. Korbin, Director	/s/ K. Thygesen K. Thygesen, Director

The accompanying notes are an integral part of these consolidated financial statements.

IVANHOE MINES LTD.

Consolidated Statements of Operations
(Stated in thousands of U.S. dollars, except for share and per share amounts)

	Year Ended December 31,
	2009	2008

REVENUE	$36,038	$3,126
COST OF SALES
Production and delivery	(23,611)	(1,931)
Depreciation and depletion	(5,814)	(314)

COST OF SALES	(29,425)	(2,245)

EXPENSES
Exploration (Note 3 and 18 (a))	(177,062)	(250,591)
General and administrative (Note 18 (a))	(45,750)	(27,453)
Depreciation	(4,326)	(4,957)
Mining property care and maintenance	—	(10,342)
Accretion of convertible credit facilities (Note 14)	(14,345)	(9,658)
Accretion of asset retirement obligations (Note 17)	(141)	(429)
Gain on sale of other mineral property rights	3,000	—
Write-down of carrying values of property, plant and equipment	(1,243)	(515)

TOTAL EXPENSES	(269,292)	(306,190)

OPERATING LOSS	(233,254)	(303,064)

OTHER INCOME (EXPENSES)
Interest income	3,587	13,182
Interest expense	(21,601)	(17,599)
Foreign exchange gains (losses)	34,070	(62,946)
Unrealized gain on long-term investments (Note 8 (d))	1,099	—
Unrealized gain on other long-term investments	438	—
Realized gain on redemption of other long-term investments (Note 9 (a))	1,458	—
Change in fair value of embedded derivatives (Note 14 (b))	(44,980)	—
Write-down of carrying value of long-term investments	—	(7,103)
Write-down of carrying value of other long-term investments (Note 9 (a))	—	(18,009)
Gain on sale of long-term investment and note receivable (Note 8 (c))	1,424	201,428
Other (expense) income (Note 21)	(11,869)	(14,171)

LOSS BEFORE INCOME TAXES AND OTHER ITEMS	(269,628)	(208,282)
Recovery (provision) for income taxes (Note 16)	13,465	(4,314)
Share of loss of significantly influenced investees (Note 8)	(45,898)	(10,092)

NET LOSS FROM CONTINUING OPERATIONS	(302,061)	(222,688)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS (Note 4)	(3,645)	24,305

NET LOSS	(305,706)	(198,383)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING
INTERESTS (Note 20)	25,535	14,270

NET LOSS ATTRIBUTABLE TO IVANHOE MINES LTD.	$(280,171)	$(184,113)

BASIC AND DILUTED (LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO IVANHOE MINES LTD. FROM
CONTINUING OPERATIONS	$(0.71)	$(0.55)
DISCONTINUED OPERATIONS	(0.01)	0.06

	$(0.72)	$(0.49)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (000’s)	386,536	375,801

The accompanying notes are an integral part of these consolidated financial statements.

IVANHOE MINES LTD.

Consolidated Statements of Shareholders’ Equity
(Stated in thousands of U.S. dollars, except for share amounts)

			Share Purchase			Accumulated
	Share Capital		Warrants and	Beneficial	Additional	Other
	Number		Share Issuance	Conversion	Paid-In	Comprehensive	Noncontrolling
	of Shares	Amount	Commitment	Feature	Capital	(Loss) Income	Interests	Deficit	Total

Balances, December 31, 2007	375,073,433	$1,477,457	$26,619	$11,869	$52,649	$17,498	$—	$(1,335,895)	$250,197
Net loss	—	—	—	—	—	—	—	(184,113)	(184,113)
Other comprehensive loss (Note 19)	—	—	—	—	—	(41,720)	—	—	(41,720)

Comprehensive loss									(225,833)

Shares issued for:
Acquisition of investment (Note 8 (c)(v)), net of issue costs of $31	2,224,698	4,339	—	—	—	—	—	—	4,339
Exercise of stock options	463,127	3,022	—	—	(1,663)	—	—	—	1,359
Private placement (Note 18 (b))	243,772	612	—	—	—	—	—	—	612
Share purchase plan	40,983	434	—	—	—	—	—	—	434
Share purchase warrants (Note 18 (b))	—	—	94	—	—	—	—	—	94
Convertible credit facility and share purchase warrants (Notes 14 (a) and 18 (c))	—	—	5,847	17,014	—	—	—	—	22,861
Movement in noncontrolling interests (Note 20)	—	—	—	—	—	—	20,692	—	20,692
Dilution gains	—	—	—	—	213,285	—	—	—	213,285
Stock compensation charged to operations	—	—	—	—	29,214	—	—	—	29,214

Balances, December 31, 2008	378,046,013	$1,485,864	$32,560	$28,883	$293,485	$(24,222)	$20,692	$(1,520,008)	$317,254
Net loss	—	—	—	—	—	—	—	(280,171)	(280,171)
Other comprehensive income (Note 19)	—	—	—	—	—	9,644	—	—	9,644

Comprehensive loss									(270,527)

Shares issued for:
Exercise of stock options	867,500	8,661	—	—	(2,560)	—	—	—	6,101
Private placement (Note 18 (b)), net of issue costs of $3,032	46,304,473	390,173	(5,174)	—	—	—	—	—	384,999
Bonus shares	125,000	1,622	—	—	—	—	—	—	1,622
Share purchase plan	104,566	469	—	—	—	—	—	—	469
Convertible credit facility (Note 14 (a))	—	—	—	1,367	—	—	—	—	1,367
Movement in noncontrolling interests (Note 20)	—	—	—	—	—	—	(19,740)	—	(19,740)
Dilution gains	—	—	—	—	21,368	—	—	—	21,368
Stock compensation charged to operations	—	—	—	—	36,175	—	—	—	36,175

Balances, December 31, 2009	425,447,552	$1,886,789	$27,386	$30,250	$348,468	$(14,578)	$952	$(1,800,179)	$479,088

The accompanying notes are an integral part of these consolidated financial statements.

IVANHOE MINES LTD.

Consolidated Statements of Cash Flows
(Stated in thousands of U.S. dollars)

	Year Ended December 31,
	2009	2008

OPERATING ACTIVITIES
Cash used in operating activities (Note 22)	$(183,259)	$(318,749)

INVESTING ACTIVITIES
Proceeds from sale of discontinued operations	38,725	29,230
Purchase of short-term investments	(14,999)	—
Purchase of long-term investments	(30,391)	(39,497)
Purchase of other long-term investments	(147,449)	—
Proceeds from sale of other mineral property rights	3,000	—
Proceeds from sale of long-term investments and note receivable	3,844	216,730
Proceeds from redemption of other long-term investments	2,236	—
Cash reduction on commencement of equity accounting (Note 8 (a))	—	(2,865)
Expenditures on property, plant and equipment	(38,975)	(135,376)
Proceeds from sale of property, plant and equipment (Note 10 (e))	—	121,498
Proceeds from (expenditures on) other assets	172	(1,113)

Cash (used in) provided by investing activities of continued operations	(183,837)	188,607
Cash used in investing activities of discontinued operations	(6,511)	(8,521)

Cash (used in) provided by investing activities	(190,348)	180,086

FINANCING ACTIVITIES
Issue of share capital	392,877	2,374
Proceeds from convertible credit facility (Note 14)	485,000	200,000
Proceeds from credit facilities (Note 13)	37,575	—
Repayment of credit facilities (Note 13)	(2,193)	—
Increase to deferred charges	(4,565)	—
Repayment of loan payable to related party	—	(4,250)
Noncontrolling interests’ investment in subsidiaries	3,897	246,293

Cash provided by financing activities	912,591	444,417

EFFECT OF EXCHANGE RATE CHANGES ON CASH	42,729	(67,338)

NET CASH INFLOW	581,713	238,416
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	384,110	145,694

CASH AND CASH EQUIVALENTS, END OF YEAR	$965,823	$384,110

CASH AND CASH EQUIVALENTS IS COMPRISED OF:
Cash on hand and demand deposits	$277,103	$119,458
Short-term money market instruments	688,720	264,652

	$965,823	$384,110

Supplementary cash flow information (Note 22)

The accompanying notes are an integral part of these consolidated financial statements.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

1.	NATURE OF OPERATIONS

Ivanhoe Mines Ltd. (the “Company”), together with its subsidiaries (collectively referred to as “Ivanhoe Mines”), is an international mineral exploration, development and production company holding interests in and conducting operations on mineral resource properties principally located in Central Asia and Australia.

2.	SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with United States of America generally accepted accounting principles (“U.S. GAAP”). The significant accounting policies used in these consolidated financial statements are as follows:

(a)  Principles of consolidation

These consolidated financial statements include the accounts of the Company and all its subsidiaries. The principal subsidiaries of the Company at December 31, 2009 are Oyu Tolgoi LLC (100.0% owned), Ivanhoe Australia Limited (81.5% owned) (“Ivanhoe Australia”), and SouthGobi Energy Resources Ltd. (B.C., Canada) (78.6% owned) (“SouthGobi”), and their respective subsidiaries.

Altynalmas Gold Ltd. (B.C., Canada) (“Altynalmas”) (49.0% owned), along with its subsidiary Bakyrchik Mining Venture (Kazakhstan) (“BMV”), ceased being a subsidiary of the Company in October 2008 and from October 3, 2008 onwards it has been accounted for as an equity method investment (Note 8 (a)).

All intercompany transactions and balances have been eliminated.

Variable Interest Entities (“VIE’s”), which include, but are not limited to, special purpose entities, trusts, partnerships, and other legal structures are entities in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. VIE’s are subject to consolidation by the primary beneficiary who will absorb the majority of the entities’ expected losses and/or expected residual returns.

(b)  Measurement uncertainties

Generally accepted accounting principles require management to make assumptions and estimates that affect the reported amounts and other disclosures in these consolidated financial statements. Actual results may differ from those estimates.

Significant estimates used in the preparation of these consolidated financial statements include, among other things, the recoverability of accounts receivable and investments, the proven and probable ore reserves, the estimated recoverable tonnes of ore from each mine area, the estimated net realizable value of inventories, the provision for income taxes and composition of deferred income tax assets and deferred income tax liabilities, the expected economic lives of and the estimated future operating results and net cash flows from property, plant and equipment, depreciation and depletion, stock-based compensation, beneficial conversion feature, estimated fair value of share purchase warrants, estimated fair value of embedded derivatives and derivative contracts, and the anticipated costs and timing of asset retirement obligations.

(c)  Foreign currencies

The Company has determined the U.S. dollar to be its functional currency as it is the currency of the primary economic environment in which the Company and its subsidiaries operate. Accordingly, monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities are translated at the exchange rates in effect at the time of acquisition or issue. Revenues and expenses are translated at rates approximating the exchange rates in effect at the time of the transactions. All exchange gains and losses are included in operations.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(c)  Foreign currencies (Continued)

For foreign subsidiaries whose functional currency is the local currency, assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date, while revenues and expenses are translated at average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive income (loss) within shareholders’ equity.

(d)  Revenue recognition

Sales revenues are recognized when the risks and rewards of ownership pass to the customer, collection is reasonably assured and the price is reasonably determinable. This occurs when coal is either loaded onto a train or truck or when it is unloaded at the final destination, depending on the terms of the sales contract.

(e)  Cash and cash equivalents

Cash and cash equivalents include short-term money market instruments with terms to maturity, at the date of acquisition, not exceeding 90 days.

(f)  Short-term investments

Short-term investments include money market instruments with terms to maturity, at the date of acquisition, exceeding 90 days and with remaining terms at December 31, 2009 of less than one year.

(g)  Inventories

Stockpiles are valued at the lower of production cost and net realizable value. Production cost includes direct and indirect labour, operating materials and supplies, transportation costs, and an applicable portion of operating overhead, including depreciation and depletion. Net realizable value is the expected average selling price of the finished product less the costs to get the product into saleable form and to the selling location.

Mine stores and supplies are valued at the lower of the weighted average cost, less allowances for obsolescence, and replacement cost.

(h)  Long-term investments

Long-term investments in companies in which Ivanhoe Mines has voting interests between 20% and 50%, or where Ivanhoe Mines has the ability to exercise significant influence, are accounted for using the equity method. Under this method, Ivanhoe Mines’ share of the investees’ earnings and losses is included in operations and its investments therein are adjusted by a like amount. Dividends received are credited to the investment accounts.

Long-term investments not subject to significant influence are classified as either “available-for-sale” or “held-for-trading”. Available-for-sale investments are measured at fair value with unrealized gains and losses recognized in accumulated other comprehensive income as a separate component of shareholders’ equity, unless the declines in market value are judged to be other than temporary, in which case the losses are recognized in income for the period. Held-for-trading investments are measured at fair value with changes in those fair values recognized in income for the period.

(i)  Exploration and development

All direct costs related to the acquisition of mineral property interests are capitalized in the period incurred.

Generally, exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent exploration costs and the costs incurred to develop a property are capitalized. Exploration costs include value-added taxes incurred in foreign jurisdictions when recoverability of those taxes is uncertain.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i)  Exploration and development (Continued)

Certain costs incurred constructing surface assets at Oyu Tolgoi have been capitalized (Note 10 (a)). Ivanhoe Mines determined that these costs met the definition of an asset and that they were recoverable through salvage value or transfer of the assets to other locations. These costs were tested for impairment using estimated future cash flows based on reserves and resources beyond proven and probable reserves, in accordance with accounting policy Note 2 (j) for property, plant and equipment.

(j)  Property, plant and equipment

Property, plant and equipment are carried at cost (including development and preproduction costs, capitalized interest, other financing costs and all direct administrative support costs incurred during the construction period, net of cost recoveries and incidental revenues), less accumulated depletion and depreciation including write-downs. Following the construction period, interest, other financing costs and administrative costs are expensed as incurred.

On the commencement of commercial production, depletion of each mining property is provided on the unit-of-production basis, using estimated proven and probable reserves as the depletion basis.

Property, plant and equipment are depreciated, following the commencement of commercial production, over their expected economic lives using either the unit-of-production method or the straight-line method (over one to twenty years).

Capital works in progress are not depreciated until the capital asset has been put into operation.

Ivanhoe Mines reviews the carrying values of its property, plant and equipment whenever events or changes in circumstances indicate that their carrying values may not be recoverable. An impairment is considered to exist if total estimated future cash flows, or probability-weighted cash flows on an undiscounted basis, are less than the carrying value of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows associated with values beyond proven and probable reserves and resources. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable future cash flows that are largely independent of cash flows from other asset groups. Generally, in estimating future cash flows, all assets are grouped at a particular mine for which there is identifiable cash flows.

(k)  Stripping costs

Stripping costs incurred during the production phase of a mine are variable production costs that are included in the costs of inventory produced during the period that the stripping costs are incurred.

(l)  Asset retirement obligations

Ivanhoe Mines recognizes liabilities for statutory, contractual or legal obligations associated with the retirement of property, plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost is added to the carrying amount of that asset and the cost is amortized as an expense over the economic life of the related asset. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

(m)  Stock-based compensation

The Company has an Employees’ and Directors’ Equity Incentive Plan which is disclosed in Note 18. The fair value of stock options at the date of grant is amortized to operations, with an offsetting credit to additional paid-in

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(m)  Stock-based compensation (Continued)

capital, on a straight-line basis over the vesting period. If and when the stock options are ultimately exercised, the applicable amounts of additional paid-in capital are transferred to share capital.

(n)  Deferred income taxes

The provision for deferred income taxes is based on the liability method. Deferred taxes arise from the recognition of the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement’s carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those deferred income tax assets that management believes will, more likely than not, fail to be realized.

Ivanhoe Mines recognizes accrued interest related to unrecognized tax benefits in interest expense and penalties in operating expenses.

(o)  Loss per share

The basic loss per share is computed by dividing the net loss attributable to common stock by the weighted average number of common shares outstanding during the year. All stock options and share purchase warrants outstanding at each period end have been excluded from the weighted average share calculation. The effect of potentially dilutive stock options, share purchase warrants and the Rio Tinto convertible credit facility was antidilutive in the years ending December 31, 2009 and 2008.

The potentially dilutive shares excluded from the loss per share calculation due to antidilution are as follows:

	December 31,
	2009	2008

Options	21,158,270	18,810,470
Share purchase warrants	128,493,450	128,493,450
Convertible credit facility	39,067,775	37,416,459

Total potentially dilutive shares	188,719,495	184,720,379

(p)  Segmented reporting

The Company has two operating segments, its coal division located in Mongolia, and its exploration and development division with projects located primarily in Mongolia and Australia.

(q)  Comparative figures

Certain of the comparative figures have been reclassified to conform with the presentation as at and for the year ended December 31, 2009. In particular, $20,692,000 of noncontrolling interests has been reclassified to shareholders’ equity (Note 2 (r)).

(r)  Accounting changes

•	The Company adopted the FASB Accounting Standards Codification (“ASC”) on July 1, 2009. The ASC is the source of authoritative U.S. GAAP to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The ASC supersedes all non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the ASC is

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(r)  Accounting changes (Continued)

nonauthoritative. The adoption of the ASC had no impact on the Company’s consolidated financial position, results of operations or cash flows.

•	In December 2007, the ASC guidance for noncontrolling interests was updated to establish accounting and reporting standards pertaining to (i) the nature and classification of the noncontrolling interest in the Consolidated Statement of Financial Position, (ii) attributing net income and comprehensive income to the parent and the noncontrolling interest, (iii) changes in a parent’s ownership interest in a subsidiary, and (iv) deconsolidation of a subsidiary. For presentation and disclosure purposes, the updated guidance requires noncontrolling interests to be classified as a separate component of shareholders’ equity. The Company adopted the provisions of the updated guidance on January 1, 2009. Except for presentation changes, the adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

•	In December 2007, the ASC guidance for business combinations was updated. The updated guidance changes accounting for acquisitions that close beginning in 2009. More transactions and events will qualify as business combinations and will be accounted for at fair value under the new standard. The updated guidance promotes greater use of fair values in financial reporting. Some of the changes will introduce more volatility into earnings. The updated guidance was effective for the Company’s fiscal year beginning on January 1, 2009. The adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

•	In May 2008, the ASC guidance for convertible debt instruments was updated. The updated guidance applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative. The updated guidance requires that the liability and equity components of convertible debt instruments within its scope be separately accounted for in a manner that reflects the entity’s nonconvertible borrowing rate. This requires an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component will be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. The updated guidance was effective for the Company’s fiscal year beginning on January 1, 2009 and has been applied retrospectively to all periods presented. The adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

•	In October 2008, the ASC guidance for an instrument (or embedded feature) with a settlement amount that is based on the stock of an entity’s consolidated subsidiary was updated to clarify whether such an instrument (or embedded feature) qualifies for the scope exemption from derivative accounting. For purposes of applying the scope exemption from derivative accounting, freestanding financial instruments (and embedded features) for which the payoff to the counterparty is based, in whole or in part, on the stock of a consolidated subsidiary are not precluded from being considered indexed to the entity’s own stock in the consolidated financial statements of the parent. An equity-classified instrument (including an embedded feature that is separately recorded in equity under applicable GAAP) within the scope of the updated guidance shall be presented as a component of noncontrolling interest in the consolidated financial statements whether the instrument was entered into by the parent or the subsidiary. The updated guidance was effective for the Company’s fiscal year beginning on January 1, 2009 and has been applied prospectively. The adoption of the updated guidance resulted in the reclassification of the fair value of the derivative

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(r)  Accounting changes (Continued)

contract to noncontrolling interests on January 1, 2009 and any subsequent changes to the fair value of the derivative contract will no longer be recorded through earnings.

•	In November 2008, the ASC guidance for equity method investment accounting was updated. The updated guidance clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The updated guidance provides guidance on a number of factors, including, determination of the initial carrying value of an equity method investment, performing an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment, accounting for an equity method investee’s issuance of shares, and accounting for a change in an investment from the equity method to the cost method. The updated guidance was effective for the Company’s fiscal year beginning on January 1, 2009 and has been applied prospectively. The adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

•	In April 2009, the ASC guidance was updated to provide additional guidance on determining fair value when the volume and level of activity for an asset or liability have significantly decreased and includes guidance on identifying circumstances that indicate when a transaction is not orderly. The updated guidance is effective for interim and annual reporting periods ending on or after June 15, 2009, and shall be applied prospectively. The Company adopted the provisions of the updated guidance for the year ended December 31, 2009. The adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

•	In April 2009, the ASC guidance for interim disclosures about fair value was updated to require disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The updated guidance is effective for interim and annual reporting periods ending on or after June 15, 2009. The Company adopted the provisions of the updated guidance for the year ended December 31, 2009. The adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

•	In May 2009, the ASC guidance for subsequent events was updated. The updated guidance establishes accounting and reporting standards for events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The updated guidance sets forth (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions occurring after the balance sheet date in its financial statements. The Company adopted the provisions of the updated guidance for the year ended December 31, 2009. The adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

3.	EXPLORATION EXPENSES

Generally, exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, at which time subsequent exploration costs and the costs incurred to develop a property are capitalized. Included in exploration costs are engineering and development costs associated with the Oyu Tolgoi Project located in Mongolia. Ivanhoe Mines expects to begin capitalizing Oyu Tolgoi development costs once the approved Investment Agreement’s conditions precedent have been satisfied and the agreement has taken full effect.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

3.	EXPLORATION EXPENSES (Continued)

Ivanhoe Mines incurred exploration and development costs as follows:

	Years Ended December 31,
	2009	2008

Mongolia
Oyu Tolgoi	$107,381	$155,999
Coal Division	21,499	35,006
Other Mongolia Exploration	2,004	6,560

	130,884	197,565
Australia	41,465	46,457
Indonesia	3,145	4,547
Other	1,568	2,022

	$177,062	$250,591

4.	DISCONTINUED OPERATIONS

	Years Ended December 31,
	2009	2008

Savage River (a)	$26,816	$33,995
Indonesia Coal Division (b)	(30,461)	(9,690)

	$(3,645)	$24,305

(a)	In February 2005, Ivanhoe Mines sold the Savage River Iron Ore Project in Tasmania, Australia for two initial payments totalling $21.5 million, plus a series of five contingent, annual payments that commenced on March 31, 2006. The annual payments are based on annual iron ore pellet tonnes sold and an escalating price formula based on the prevailing annual Nibrasco/JSM pellet price.

In 2009, Ivanhoe Mines received the fourth annual contingent payment of $38.7 million. At December 31, 2009 Ivanhoe Mines has accrued $20.9 million in relation to the fifth contingent annual payment due in March 2010.

To date, Ivanhoe Mines has received $137.9 million in proceeds from the sale.

(b)	During December 2009, Ivanhoe Mines sold the Indonesia Coal Division, which was composed entirely of the Mamahak Coal Project (“Mamahak”). Ivanhoe Mines divested its 85.0% interest in Mamahak to Kangaroo Resources Limited (“Kangaroo”) for consideration comprising of $1.0 million cash and 50.0 million shares of Kangaroo possessing a fair value of $8.8 million. Ivanhoe Mines incurred transaction costs of $1.0 million related to the disposition of Mamahak. As a result of this transaction, Ivanhoe Mines held 6.7% of the issued and outstanding shares of Kangaroo on December 23, 2009, the closing date, and those shares are subject to a one year hold period.

As a result of suspending operations at Mamahak in the third quarter of 2009, Ivanhoe Mines wrote-off the entire $23.3 million carrying amount of Mamahak’s inventory and property, plant and equipment. Loss from discontinued operations includes this write-off.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

5.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents at December 31, 2009 included SouthGobi’s balance of $357.3 million (December 31, 2008 — $10.3 million) and Ivanhoe Australia’s balance of $10.6 million (December 31, 2008 — $40.5 million), which were not available for Ivanhoe Mines’ general corporate purposes.

6.	ACCOUNTS RECEIVABLE

	December 31,
	2009	2008

Contingent income (Note 4 (a))	$20,868	$28,045
Trade receivables	5,201	1,743
Refundable taxes	11,787	13,988
Related parties (Note 23)	676	142
Accrued interest	133	3,090
Other	684	512

	$39,349	$47,520

7.	INVENTORIES

	December 31,
	2009	2008

Stockpiles	$9,553	$13,158
Materials and supplies	8,462	2,978

	$18,015	$16,136

8.	LONG-TERM INVESTMENTS

	December 31,
	2009	2008

Investments in companies subject to significant influence:
Altynalmas Gold Ltd. (a)	$9,860	$31,290
Exco Resources N.L. (b)	10,499	6,785
Investments “available-for-sale” (c)	63,276	17,870
Investments “held-for-trading” (d)	9,876	—

	$93,511	$55,945

(a)	On October 3, 2008, Ivanhoe Mines closed an agreement with several strategic partners whereby Altynalmas issued shares to acquire a 100% participating interest in BMV and a 100% participating interest in Intergold Capital LLP (“IGC”). Both IGC and BMV are limited liability partnerships established under the laws of Kazakhstan that are engaged in the exploration and development of minerals in Kazakhstan. As a result of this transaction, Ivanhoe Mines’ investment in Altynalmas was diluted to 49%. Ivanhoe Mines ceased consolidating Altynalmas on October 3, 2008 and commenced equity accounting for its investment.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

8.	LONG-TERM INVESTMENTS (Continued)

(a)	Continued

	December 31,
	2009	2008

Amount due from Altynalmas	$68,533	$57,997
Carrying amount of equity method investment	(58,673)	(26,707)

Net investment in Altynalmas	$9,860	$31,290

Amounts advanced to Altynalmas bear interest compounded monthly at a rate per annum equal to the one month London Inter-bank Offered Rate plus 3.0% and are due on demand.

During 2009, Ivanhoe Mines recorded a $44,707,000 (2008 — $6,268,000) equity loss on this investment.

(b)	During the first quarter of 2009, Ivanhoe Mines acquired 1.8 million shares of Exco Resources N.L. (“Exco”) at a cost of $113,000 (Aud$169,000) on the open market.

During June 2009, Ivanhoe Mines acquired an additional 5.1 million shares of Exco at a cost of $965,000 (Aud$1,199,000) by way of a private placement. In a subsequent private placement, during October 2009, Ivanhoe Mines acquired an additional 8.3 million shares of Exco at a cost of $1,888,000 (Aud$2,041,000).

During May 2008, Ivanhoe Mines exercised its full option entitlement of 21.1 million Exco share purchase options to acquire 21.1 million shares of Exco at a cost of $6,926,000 (Aud$7,392,000). Also during June 2008, Ivanhoe Mines acquired an additional 3.0 million shares of Exco at a cost of $990,000 (Aud$1,050,000). As a result of these purchases and the subsequent appointment of an Ivanhoe Mines’ representative to the Board of Directors of Exco, Ivanhoe Mines commenced equity accounting for its investment in Exco on July 1, 2008.

During 2009, Ivanhoe Mines recorded a $1,191,000 (2008 — $3,015,000) equity loss on this investment.

At December 31, 2008, the carrying value of Ivanhoe Mines’ investment in Exco was greater than its share of the underlying book value of Exco’s net assets by approximately $1,662,000 (Aud$2,572,000). This difference resulted in an other-than-temporary impairment charge on Ivanhoe Mines investment in Exco of $1,662,000.

At December 31, 2009, the market value of Ivanhoe Mines’ 20.2% investment in Exco was $13,291,000 (Aud$14,806,000).

(c)	Investments “available-for-sale”

	December 31, 2009				December 31, 2008
	Equity	Cost	Unrealized	Fair	Equity	Cost	Unrealized	Fair
	Interest	Basis	Gain (Loss)	Value	Interest	Basis	Loss	Value

Entrée Gold Inc.	14.3%	$19,957	$12,799	$32,756	14.6%	$19,957	$(8,635)	$11,322
Emmerson Resources Limited (i)	10.0%	3,107	6,637	9,744	—	—	—	—
Jinshan Gold Mines Inc. (ii)	—	—	—	—	0.9%	554	—	554
Intec Ltd. (iii)	4.8%	521	(3)	518	6.1%	521	—	521
GoviEx Gold Inc. (iv)	1.5%	1,043	—	1,043	1.5%	1,043	—	1,043
Ivanhoe Nickel & Platinum Ltd. (v)	6.1%	18,929	—	18,929	1.9%	4,370	—	4,370
Other (vi)	—	60	226	286	—	60	—	60

		$43,617	$19,659	$63,276		$26,505	$(8,635)	$17,870

(i)	During 2009, Ivanhoe Mines acquired 22.6 million common shares of Emmerson Resources Limited (“Emmerson”) and 27.9 million Emmerson share purchase options for a total cost of $2,141,000 (Aud$2,939,000). Each Emmerson share purchase option is exercisable until June 1, 2011 to purchase an additional Emmerson common share at a price of Aud$0.20.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

8.	LONG-TERM INVESTMENTS (Continued)

(c) Investments “available-for-sale” (Continued)

(ii)	During 2009, Ivanhoe Mines disposed its remaining 1.5 million common shares of Jinshan Gold Mines Inc. (“Jinshan”) for $1,978,000. This transaction resulted in a gain of $1,424,000 being recognized.

During 2008, Ivanhoe Mines exercised its full warrant entitlement of 1.5 million Jinshan warrants to acquire 1.5 million shares of Jinshan at a cost of $3,776,000 (Cdn$3,750,000).

Also during 2008, Ivanhoe Mines recorded an other-than-temporary impairment of $3,223,000 against this investment based on an assessment of the fair value of Jinshan.

In May 2008, Ivanhoe Mines ceased equity accounting for its investment in Jinshan following the sale of 67.5 million shares of Jinshan and the Jinshan note receivable for total proceeds of $216,730,000 (Cdn $217,662,000). This transaction resulted in a gain on sale of $201,428,000 being recognized.

During 2008, Ivanhoe Mines recorded a $809,000 equity loss on its investment in Jinshan.

(iii)	During 2008, Ivanhoe Mines acquired 6.9 million shares of Intec Ltd. (“Intec”) at a cost of $328,000 (Aud$343,000).

Also during 2008, Ivanhoe Mines recorded an other-than-temporary impairment of $724,000 against this investment based on an assessment of the fair value of Intec.

(iv)	During 2008, Ivanhoe Mines acquired 1.0 million shares of GoviEx Gold Inc. (“GoviEx”) in exchange for a geophysics exploration team and certain mineral exploration equipment.

Also during 2008, Ivanhoe Mines acquired an additional 42,500 shares of GoviEx at a cost of $43,000.

(v)	During 2009, Ivanhoe Mines acquired 1.2 million common shares of Ivanhoe Nickel and Platinum Ltd. (“Ivanplats”) from third parties at a cost of $1,842,000. In addition, during December 2009, Ivanhoe Mines purchased 220,000 common shares of Ivanplats at a cost of $1,320,000 and 250,000 Ivanplats special warrants, convertible into 250,000 common shares of Ivanplats, at a cost of $1,500,000 from certain directors of the Company.

During November 2009, Ivanhoe Mines acquired 1.1 million units of Ivanplats at a cost of $9,900,000. Each unit is comprised of one common share, one liquidity right and one-half of one initial public offering (“IPO”) warrant. Each liquidity right is convertible into 0.1 of an Ivanplats common share for no additional consideration in the event that a liquidity event does not occur on or before December 31, 2010. The 550,000 IPO warrants vest upon closing of an IPO. If an IPO occurs prior to December 31, 2010, each IPO warrant entitles the holder to purchase one Ivanplats common share at the IPO price up until two years after the closing of the IPO. If an IPO occurs after December 31, 2010, each IPO warrant entitles the holder to purchase 1.1 common shares of Ivanplats at the IPO price up until two years after the closing of the IPO.

During 2008, Ivanhoe Mines acquired 1.0 million common shares of Ivanplats and 3.4 million Ivanplats special warrants in exchange for 2.2 million common shares of Ivanhoe Mines.

As at December 31, 2009, Ivanhoe Mines held a 10.3% equity interest in Ivanplats on a fully diluted basis.

(vi)	During 2008, Ivanhoe Mines recorded an other-than-temporary impairment of $1,494,000 against other investments based on an assessment of their fair values.

(d)	Investments “held-for-trading”

During 2009, Ivanhoe Mines acquired 50.0 million shares of Kangaroo in exchange for the Mamahak Coal Project (Note 4(b)).

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

9.	OTHER LONG-TERM INVESTMENTS

	December 31,
	2009	2008

Long-Term Notes (a)	$24,689	$22,301
Government of Mongolia Treasury Bills (b)	73,152	—
Money market investments (c)	47,194	—

	$145,035	$22,301

(a)  Long-Term Notes

As at December 31, 2008, the Company held $60.2 million principal amount of non-bank-sponsored Asset-Backed Commercial Paper (“Montreal Proposal ABCP”) which was recorded at a fair value of $22.3 million. On January 12, 2009, the Ontario Superior Court of Justice granted the Amended Plan Implementation Order filed by the Pan-Canadian Restructuring Committee under the Companies’ Creditors Arrangement for the restructuring of the Montreal Proposal ABCP.

On January 21, 2009, the Amended Plan restructuring was completed. Upon closing of the Amended Plan, the Company received $60.2 million of long-term investments (the “Long-Term Notes”) consisting of:

•	$22.7 million of MAV2 Class A-1 Notes;

•	$22.7 million of MAV2 Class A-2 Notes;

•	$4.1 million of MAV2 Class B Notes;

•	$1.5 million of MAV2 Class C Notes;

•	$1.3 million of MAV2 IA Class 1 Notes;

•	$1.0 million of MAV2 IA Class 2 Notes;

•	$0.9 million of MAV2 IA Class 3 Notes;

•	$1.2 million of MAV2 IA Class 13 Notes;

•	$1.6 million of MAV3 TA Class 14 Notes; and

•	$3.2 million of MAV3 TA Class 25 Notes.

As at December 31, 2009, the Company held $65.2 million of the Long-Term Notes. The increase from December 2008 in principal of $5.0 million was due to the strengthening of the Canadian dollar ($7.2 million), offset by principal redemptions ($2.2 million). The Company has designated the Long-Term Notes as held-for-trading. The Long-Term Notes are recorded at fair value with unrealized holding gains and losses included in earnings.

There is a significant amount of uncertainty in estimating the amount and timing of cash flows associated with the Long-Term Notes. The Company has estimated the fair value of the Long-Term Notes considering information provided on the restructuring, the best available public information regarding market conditions and other factors that a market participant would consider for such investments.

The Company is aware of a limited number of trades in the Long-Term Notes that occurred prior to December 31, 2009, but does not consider them to be of sufficient volume or value to constitute an active market. Accordingly, the Company has not used these trades to determine the fair value of its notes.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

9.	OTHER LONG-TERM INVESTMENTS (Continued)

(a)  Long-Term Notes (Continued)

The Company has used a discounted cash flow approach to value the Long-Term Notes at December 31, 2009 incorporating the following assumptions:

Bankers Acceptance Rate:	0.31%
Discount Rates:	9% to 25%
Maturity Dates:	7.0 years
Expected Return of Principal:
A-1 Notes	100%
A-2 Notes	100%
B Notes	10%
C Notes	0%
IA Notes	0%
TA Notes	100%

Based on the discounted cash flow model as at December 31, 2009, the fair value of the Long-Term Notes was estimated at $24.7 million. As a result of this valuation, the Company recorded an unrealized trading gain of $0.7 million for the year ended December 31, 2009.

Continuing uncertainties regarding the value of the assets that underlie the notes, the amount and timing of cash flows and changes in general economic conditions could give rise to a further change in the fair value of the Company’s investment in the notes, which would impact the Company’s results from operations. A 1.0% increase, representing 100 basis points, in the discount rate will decrease the fair value of the Long-Term Notes by approximately $1.4 million.

(b)  Government of Mongolia Treasury Bills

On October 6, 2009, Ivanhoe Mines agreed to purchase three Treasury Bills (“T-Bills”) from the Government of Mongolia, having an aggregate face value of $287.5 million, for the aggregate sum of $250 million. The annual rate of interest on the T-Bills is 3.0%. Each T-Bill will mature on the fifth anniversary from the date of its respective issuance.

i.	The initial T-Bill, with a face value of $115 million, was purchased on October 20, 2009. The purchase price was $100 million.

ii.	A second T-Bill, with a face value of $57.5 million, will be purchased for $50 million within 14 days of the satisfying of all conditions precedent to the Investment Agreement.

iii.	The final T-Bill, having a face value of $115 million, will be purchased for $100 million within 14 days of Oyu Tolgoi LLC fully drawing down the financing necessary to enable the complete construction of the Oyu Tolgoi Project, or June 30, 2011, whichever date is earlier.

The Company has designated the T-Bills as available-for-sale with changes in fair value recognized in accumulated other comprehensive income. The fair value of the T-Bills are estimated based on available public information regarding what market participants would consider for such investments.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

9.	OTHER LONG-TERM INVESTMENTS (Continued)

(b)  Government of Mongolia Treasury Bills (Continued)

The Company has used a discounted cash flow approach to value the T-Bills at December 31, 2009 incorporating the following assumptions:

Face Value:	$115,000,000
Discount Rates:	9.9%
Term	5.0 years

Based on the discounted cash flow model as at December 31, 2009, the fair value of the T-Bills was estimated at $73.2 million. As a result of this valuation, Ivanhoe Mines recorded an unrealized loss of $27.4 million in accumulated other comprehensive income for the year ended December 31, 2009.

(c)  Money Market Investments

During 2009, Ivanhoe Mines purchased certain money market investments with original maturities of greater than one year.

10.	PROPERTY, PLANT AND EQUIPMENT

	December 31,
	2009			2008
		Accumulated			Accumulated
		Depletion and			Depletion and
		Depreciation,			Depreciation,
		Including	Net Book		Including	Net Book
	Cost	Write-downs	Value	Cost	Write-downs	Value

Mining plant and equipment
Ovoot Tolgoi, Mongolia (b)	$9,991	$(359)	$9,632	$—	$—	$—

Other mineral property interests
Oyu Tolgoi, Mongolia (a)	$43,792	$(6,296)	$37,496	$43,860	$(6,274)	$37,586
Ovoot Tolgoi, Mongolia (b)	16,264	(83)	16,181	13,969	(64)	13,905
Cloncurry, Australia (c)	24,403	(126)	24,277	20,291	(126)	20,165
Mamahak, Indonesia (d)	—	—	—	13,182	—	13,182
Other exploration projects	1,335	(1,306)	29	1,270	(62)	1,208

	$85,794	$(7,811)	$77,983	$92,572	$(6,526)	$86,046

Other capital assets
Oyu Tolgoi, Mongolia (a)	$16,119	$(11,756)	$4,363	$17,925	$(10,736)	$7,189
Ovoot Tolgoi, Mongolia (b)	74,469	(8,323)	66,146	42,833	(437)	42,396
Cloncurry, Australia (c)	5,724	(1,557)	4,167	3,364	(706)	2,658
Other exploration projects	2,657	(2,128)	529	6,547	(5,825)	722

	$98,969	$(23,764)	$75,205	$70,669	$(17,704)	$52,965

Capital works in progress
Oyu Tolgoi, Mongolia (a) (e)	$54,991	$—	$54,991	$53,466	$—	$53,466
Ovoot Tolgoi, Mongolia (b)	970	—	970	6,804	—	6,804

	$55,961	$—	$55,961	$60,270	$—	$60,270

	$250,715	$(31,934)	$218,781	$223,511	$(24,230)	$199,281

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

10.	PROPERTY, PLANT AND EQUIPMENT (Continued)

(a)	Ivanhoe Mines has a 100% interest in the Oyu Tolgoi copper-gold project located in Mongolia. In 2007, the Project’s four mining licenses were re-issued as Special Permits for Mining, which are each valid for 30 years and may be extended two times for 20 years per extension.

Capital works in progress at December 31, 2009 consisted mainly of surface assets being constructed at Oyu Tolgoi for Shaft No. 1, Shaft No. 2, and the concentrator.

A significant portion of exploration expenses incurred during the year relate directly to the development of Oyu Tolgoi. Included in exploration expenses are shaft sinking, engineering, and development costs that have been expensed and not capitalized (Note 3).

(b)	SouthGobi holds a 100% interest in the Ovoot Tolgoi coal project located in Mongolia. In 2008, SouthGobi began open pit operations at Ovoot Tolgoi.

(c)	Ivanhoe Mines through its majority owned subsidiary, Ivanhoe Australia, owns certain mining and exploration leases in Queensland, Australia, which contain prospective molybdenum, rhenium, copper, gold, zinc, silver and uranium occurrences.

(d)	For the year ended December 31, 2008, SouthGobi held a 85% working interest in the Mamahak coal project located in Indonesia. The Mamahak coal project was written-off in the third quarter of 2009 and subsequently sold in the fourth quarter (Note 4 (b)).

(e)	In March 2010, Ivanhoe Mines and Rio Tinto completed an agreement whereby the Company issued 15 million common shares to Rio Tinto for net proceeds of $241.1 million (Cdn$244.7 million). Ivanhoe Mines used $195.4 million of the proceeds to purchase from Rio Tinto key mining and milling equipment to be installed during the construction of the Oyu Tolgoi Project (Note 25 (a)).

Much of the equipment originally was ordered by Ivanhoe Mines from various manufacturers while it was waiting for an Investment Agreement with the Government of Mongolia. Ivanhoe Mines sold the equipment for $121.5 million to Rio Tinto in August 2008 under an agreement between the companies. Additional equipment also was acquired by Rio Tinto directly from suppliers.

11.	OTHER ASSETS

	December 31,
	2009	2008

Environmental bond	$3,427	$2,272
Deferred SouthGobi Hong Kong listing fees	4,565	—
Transaction costs (Note 14 (b))	5,601	—
Restricted cash	852	—
Advances	1,187	3,333
Other	595	144

	$16,227	$5,749

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

12.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31,
	2009	2008

Accounts payable	$36,454	$24,449
Payroll and other employee related payables	2,097	617
Accrued construction costs	11,737	12,820
Amounts payable to related parties (Note 23)	4,840	3,217

	$55,128	$41,103

13.	AMOUNTS DUE UNDER CREDIT FACILITIES

	December 31,
	2009	2008

Current
Non-revolving bank loans (a)	$14,544	$15,963
Revolving line of credit facility (b)	3,000	—

	$17,544	$15,963

Non-Current
Two-year extendible loan facility (c)	$37,979	$—

(a)	In October 2007, Ivanhoe Mines obtained non-revolving bank loans which are due on demand and secured against certain securities and other investments.

(b)	In December 2009, Ivanhoe Mines obtained a one year revolving line of credit facility, which is secured against certain equipment in Mongolia.

(c)	In April 2009, Ivanhoe Mines obtained a non-revolving, two-year extendible loan facility, which is secured against certain securities and other investments.

14.	CONVERTIBLE CREDIT FACILITIES

(a)  Rio Tinto

	December 31,
	2009	2008

Principal amount of convertible credit facility	$350,000	$350,000
Accrued paid-in-kind interest	40,678	24,165

	390,678	374,165
(Deduct) add:
Beneficial conversion feature	(30,250)	(28,883)
Share purchase warrants	(9,403)	(9,403)
Accretion of discount	27,891	13,249

	$378,916	$349,128

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

14.	CONVERTIBLE CREDIT FACILITIES (Continued)

(a)  Rio Tinto (Continued)

In September 2007, Rio Tinto provided Ivanhoe Mines with a $350.0 million convertible credit facility to finance ongoing mine development activities at the Oyu Tolgoi Project. In 2007, Ivanhoe Mines made an initial draw against the credit facility of $150.0 million and further draws of $200 million were made in 2008.

Amounts advanced under the credit facility bear interest at a rate per annum equal to the three-month London Inter-Bank Offered Rate plus 3.3%, and mature on September 12, 2010. The outstanding principal amount and up to $108.0 million in interest are convertible into a maximum of 45.8 million common shares of Ivanhoe Mines at a price of $10.00 per share and will be automatically converted into common shares upon maturity.

As part of the credit facility transaction, Rio Tinto also received share purchase warrants exercisable to purchase up to 35.0 million common shares of Ivanhoe Mines at a price of $10.00 per share for a period of five years (Note 18 (c)).

Amounts drawn on the credit facility were allocated to the convertible credit facility liability and incremental exercisable share purchase warrants based on their respective fair values at the time of the draw. The existence of a beneficial conversion feature was then assessed using an effective conversion price based on the proceeds allocated to the convertible credit facility liability.

Allocating proceeds to share purchase warrants and, if necessary, a beneficial conversion feature resulted in discounts on the convertible credit facility liability. These discounts are recognized as accretion expense over the life of the credit facility using the effective interest rate method. Any unamortized balance of the beneficial conversion feature discount will be expensed immediately upon conversion of the credit facility.

The accounting treatment for paid-in-kind interest is the same as that described above for amounts drawn on the credit facility.

During 2009, Ivanhoe Mines capitalized $0.3 million of interest expense and $0.3 million of accretion expense incurred on the convertible credit facility.

(b)	China Investment Corporation

	December 31,
	2009	2008

Principal amount of convertible debenture	$500,000	$—
(Deduct) add:
Bifurcation of embedded derivative liability	(313,292)	—
Accretion of discount	10	—

Carrying amount of debt host contract	186,718	—
Embedded derivative liability	358,272	—

Convertible credit facility	544,990
Accrued interest	4,712	—
Transaction costs allocated to deferred charges	(5,601)	—

Net carrying amount of convertible debenture	$544,101	$—

On November 19, 2009, SouthGobi issued a convertible debenture to a wholly owned subsidiary of China Investment Corporation (“CIC”) for $500.0 million. The convertible debenture is secured, bears interest at 8.0% and has a term of 30 years. The financing primarily will support an accelerated investment program in Mongolia and up

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

14.	CONVERTIBLE CREDIT FACILITIES (Continued)

(b)	China Investment Corporation (Continued)

to $120.0 million of the financing may also be used for working capital, repayment of debt due on funding, general and administrative expense and other general corporate purposes.

Key financial terms of the convertible debenture include:

•	Interest — 6.4% payable semi-annually in cash and 1.6% payable annually in shares of SouthGobi. The number of SouthGobi shares issued upon the settlement of interest is calculated using the 50-day volume-weighted average price (“VWAP”).

•	Term — 30 years.

•	Security — First charge over SouthGobi’s assets, including shares of its material subsidiaries.

•	Conversion price — Lower of Cdn$11.88 or the 50-day VWAP at the date of conversion, subject to a floor price of Cdn$8.88 per share.

•	Investor’s conversion option — CIC has the right to convert the debenture, in whole or in part, into common shares of SouthGobi from November 19, 2010 onwards.

•	Issuer’s conversion option — SouthGobi has the right to convert up to $250.0 million of the debenture on the earlier of November 19, 2011 or upon achieving a public float of 25.0% of its common shares under certain agreed circumstances if the conversion price is at least Cdn$10.66. After November 19, 2014, SouthGobi is entitled to convert the debenture, in whole or in part, into its common shares at the conversion price if the conversion price is at least Cdn$10.66.

The convertible debenture is a hybrid instrument containing a debt host contract and three embedded derivatives: the investor’s conversion option, issuer’s conversion option and share-based interest payment provision. These embedded derivatives were bifurcated from the debt host contract, measured at fair value and bundled together as a single compound embedded derivative liability. Each reporting period the embedded derivative liability is remeasured at fair value with changes in fair value being recognized in earnings.

The initial $186.7 million carrying amount of the debt host contract is the residual principal amount after bifurcating the $313.3 million fair value of the embedded derivative liability. A debt discount arises due to the difference between the initial carrying amount of the debt host contract and the amount payable at maturity.

Transaction costs of $15.0 million were allocated between the embedded derivative liability and debt host contract in proportion to the allocation of the total proceeds between the two components. The $9.4 million allocated to the embedded derivative liability was expensed immediately. Whereas, the $5.6 million allocated to the debt host contract is reported in the balance sheet as a deferred charge.

Both the debt discount and deferred charge are amortized as accretion expense over the 30 year contractual life of the convertible debenture using the interest method.

The embedded derivative liability was valued using a Monte Carlo simulation valuation model. A Monte Carlo simulation model is a valuation model that relies on random sampling and is often used when modeling systems with a large number of inputs and where there is significant uncertainty in the future value of inputs and where the movement in the inputs can be independent of each other. Some of the key inputs used by the Monte Carlo simulation include: floor and ceiling conversion prices, risk-free rate of return, expected volatility of SouthGobi’s share price, forward Cdn$ exchange rate curves and spot Cdn$ exchange rates.

As at December 31, 2009, the fair value of the embedded derivative liability was determined to be $358.3 million.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

14.	CONVERTIBLE CREDIT FACILITIES (Continued)

(b)	China Investment Corporation (Continued)

Assumptions used in the Monte Carlo valuation model are as follows:

	December 31,		November 19,
	2009		2009

Floor conversion price	Cdn$	8.88	Cdn$	8.88
Ceiling conversion price	Cdn$	11.88	Cdn$	11.88
Expected volatility		75%		80%
Risk-free rate of return		4.09%		3.92%
Spot Cdn$ exchange rate		0.96		0.94
Forward Cdn$ exchange rate curve		0.90 - 0.95		0.90 - 0.94

15.	DERIVATIVE CONTRACT

In November 2008, Ivanhoe Mines entered into a Share Purchase Agreement with a third party (the “Transferor”) to acquire two million shares of SouthGobi for an initial payment of $7.0 million. Contemporaneously, Ivanhoe Mines entered into an Option Agreement which provides the Transferor with the option to acquire up to two million SouthGobi shares from Ivanhoe Mines at any time on or before the third anniversary of the agreements at an escalating price agreed upon in the Option Agreement.

At the time of entering into the contract, the Option Agreement was considered a freestanding contract indexed to the stock of a consolidated subsidiary and was initially recorded as a liability at fair value and subsequently marked to fair value through earnings.

The fair value of the option was determined using a Black-Scholes option pricing model, using the following assumptions at December 31, 2008:

	2008

Risk-free interest rate		1.05%
Expected life		1.4 years
Expected volatility		84%
Expected dividends	$	Nil

During 2008, Ivanhoe Mines recorded a derivative loss of $3.2 million on the Option Agreement.

The adoption of the updated ASC guidance for an instrument (or an embedded feature) with a settlement amount that is based on the stock of an entity’s consolidated subsidiary resulted in the reclassification of the fair value of the derivative contract to noncontrolling interests on January 1, 2009 (Note 20). Any subsequent changes to the fair value of the derivative contract will no longer be recorded through earnings.

During 2009, the Transferor exercised their option to acquire 1,025,000 SouthGobi shares. As a result, a portion of the carrying amount of the derivative contract has been removed from noncontrolling interests (Note 20).

16.	INCOME TAXES

As referred to in Note 2(b), Ivanhoe Mines must make significant estimates in respect of its provision for income taxes and the composition of its deferred income tax assets and liabilities. Ivanhoe Mines’ operations are, in part, subject to foreign tax laws where interpretations, regulations and legislation are complex and continually changing. As a result, there are usually some tax matters in question that may, upon resolution in the future, result in

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

16.	INCOME TAXES (Continued)

adjustments to the amount of deferred income tax assets and liabilities, and those adjustments may be material to Ivanhoe Mines’ financial position and results of operations.

Ivanhoe Mines’ (recovery) provision for income and capital taxes for continuing operations consists of the following:

	Years Ended December 31,
	2009	2008

Deferred income taxes	$(14,520)	$4,003
Capital taxes	1,055	311

	$(13,465)	$4,314

Deferred income tax assets and liabilities for continuing operations at December 31, 2009 and 2008 arise from the following:

	December 31,
	2009	2008

Deferred income tax assets
Long-term investments	$42,642	$35,375
Loss carry-forwards	281,308	250,429
Other	13,290	12,792

	337,240	298,596
Valuation allowance	(330,287)	(298,596)

Net deferred income tax assets	6,953	—

Deferred income tax liabilities
Property, plant and equipment	10,888	9,512

	10,888	9,512

Deferred income tax liabilities, net	$3,935	$9,512

A reconciliation of the provision for income and capital taxes for continuing operations is as follows:

	Years Ended December 31,
	2009	2008

Recovery of income taxes based on the combined Canadian federal and provincial statutory tax rates of 30.0% in 2009 and 31.0% in 2008 applied to the net loss from continuing operations	$86,997	$63,272
Deduct
Lower foreign tax rates	(3,696)	(13,593)
Tax benefit of losses not recognized	(60,189)	(54,372)
Non-taxable portion of realized capital gains	—	24,714
Capital taxes	(1,055)	(311)
Foreign exchange and other	(8,592)	(24,024)

Recovery (provision) for income and capital taxes	$13,465	$(4,314)

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

16.	INCOME TAXES (Continued)

At December 31, 2009, Ivanhoe Mines had the following unused tax losses from continuing operations:

		Local	U.S. Dollar	Expiry
		Currency	Equivalent(i)	Dates

Non-capital losses:
Canada	Canadian	$191,927	$182,233	2010 to 2029
Australia	Australian	$137,510	$123,443	(a)
Mongolia	Mongolian Tugrik	1,136,177,959	$786,282	(b)
Mongolia	Mongolian Tugrik	31,697,485	$21,936	2010 to 2019
Mongolia	Mongolian Tugrik	31,940,035	$22,104	2010 to 2011
Indonesia	Indonesian Rupiah	77,407,871	$8,231	2011 to 2014
Capital losses:
Canada	Canadian	$35,246	$33,466	(c)

(i)	Translated using the year-end exchange rate.

(a)	These losses are carried forward indefinitely, subject to continuity of ownership and business tests.

(b)	These losses are carried forward until production from a mine commences; thereafter, they can be amortized on a straight-line basis.

(c)	These losses are carried forward indefinitely for utilization against future net realized capital gains.

Ivanhoe Mines also has deductible temporary differences and unused tax losses in certain other foreign jurisdictions that are not disclosed above, as it is currently highly unlikely that these items will be utilized.

Ivanhoe Mines had no unrecognized tax benefits as of December 31, 2009 and 2008. Under current conditions and expectations, management does not foresee any significant changes in unrecognized tax benefits that would have a material impact on the Company’s financial statements.

During 2009 and 2008, Ivanhoe Mines did not recognize any accrued interest or penalties related to unrecognized tax benefits within the statement of operations or balance sheet.

Ivanhoe Mines is subject to taxes in Canada, Mongolia, Australia and various foreign countries. The tax years of major tax jurisdictions which remain subject to examination as of December 31, 2009 are as follows:

Canada	2003 to 2009
Mongolia	2000 to 2009
Australia	2003 to 2009

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

17.	ASSET RETIREMENT OBLIGATIONS

	December 31,
	2009	2008

Balance, beginning of year	$3,922	$9,160
Increase (decrease) in obligations for:
Changes in estimates	706	2,582
Amounts incurred	—	(11)
Unrealized foreign exchange	667	(546)
Accretion expense	141	429
Reduction on commencement of equity accounting (Note 8 (a))	—	(7,692)

Balance, end of year	$5,436	$3,922

The total undiscounted amount of estimated cash flows required to settle the obligations is $21.9 million (2008 — $20.1 million), which has been discounted using credit adjusted risk free rates ranging from 5.6% to 11.3%. The majority of reclamation obligations are not expected to be paid for several years and will be funded from Ivanhoe Mines’ cash balances and environmental bonds restricted for the purpose of settling asset retirement obligations.

18.	SHARE CAPITAL

(a)	Equity Incentive Plan

The Company has an Employees’ and Directors’ Equity Incentive Plan (the “Equity Incentive Plan”), which includes three components: (i) a Share Option Plan; (ii) a Share Bonus Plan; and (iii) a Share Purchase Plan.

(i) The Share Option Plan authorizes the Board of Directors of the Company to grant options to directors and employees of Ivanhoe Mines to acquire Common Shares of the Company at a price based on the weighted average trading price of the Common Shares for the five days preceding the date of the grant. Options vest over four years and have seven year contractual terms unless otherwise determined from time to time by the Board of Directors, on the recommendation of the Compensation and Benefits Committee. The Share Option Plan also provides that these options may, upon approval of the Board of Directors, be converted into stock appreciation rights.

(ii) The Share Bonus Plan permits the Board of Directors of the Company to authorize the issuance, from time to time, of Common Shares of the Company to employees of the Company and its affiliates.

(iii) The Share Purchase Plan entitles each eligible employee of Ivanhoe Mines to contribute up to seven percent of each employee’s annual basic salary in semi-monthly instalments. At the end of each calendar quarter, each employee participating in the Share Purchase Plan is issued Common Shares of the Company equal to 1.5 times the aggregate amount contributed by the participant, based on the weighted average trading price of the Common Shares during the preceding three months.

The Company is authorized to issue a maximum of 6.5% of the issued and outstanding Common Shares (December 31, 2009 — 27,654,091) pursuant to the Equity Incentive Plan. At December 31, 2009, an aggregate of 6,495,821 Common Shares were available for future grants of awards under the plan.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility. The expected term of options granted is derived from historical data on employee exercise and post-vesting employment termination behaviour. Expected volatility is based on the historical volatility of the Company’s stock. These estimates involve inherent uncertainties and the application of management judgment. In addition, the Company is required to estimate the expected forfeiture rate

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

18.  SHARE CAPITAL (Continued)

(a)	Equity Incentive Plan (Continued)

and only recognize expense for those options expected to vest. As a result, if other assumptions had been used, the recorded stock-based compensation expense could have been materially different from that reported.

The weighted average grant-date fair value of stock options granted during 2009 and 2008 was Cdn$5.08 and Cdn$2.50, respectively. The fair value of these options was determined using a Black-Scholes option pricing model, recognizing forfeitures as they occur, using the following weighted average assumptions:

	2009		2008

Risk-free interest rate		2.10%		2.86%
Expected life		3.7 years		3.6 years
Expected volatility		74%		57%
Expected dividends	$	Nil	$	Nil

A summary of stock option activity and information concerning outstanding and exercisable options at December 31, 2009 is as follows:

	Options Outstanding
	Options	Number of	Weighted
	Available	Common	Average
	for Grant	Shares	Exercise Price
			(Expressed in
			Canadian dollars)

Balances, December 31, 2007	5,435,246	14,563,900	$10.10
Options granted	(5,604,070)	5,604,070	5.68
Options exercised	—	(707,800)	5.70
Options cancelled	649,700	(649,700)	7.49
Shares issued under share purchase plan	(40,983)	—	—

Balances, December 31, 2008	439,893	18,810,470	$9.04
Increase in amount authorized	9,500,794	—	—
Options granted	(9,400,500)	9,400,500	9.59
Options exercised	—	(867,500)	7.47
Options cancelled	6,185,200	(6,185,200)	10.77
Bonus shares	(125,000)	—	—
Shares issued under share purchase plan	(104,566)	—	—

Balances, December 31, 2009	6,495,821	21,158,270	$8.84

At December 31, 2009, the U.S. dollar equivalent of the weighted average exercise price was $8.39 (December 31, 2008 — $7.42).

The total intrinsic value of options exercised during the years ended December 31, 2009 and 2008 was $4.7 million and $3.6 million, respectively.

As at December 31, 2009, options vested and expected to vest totalled 21,158,270 (December 31, 2008 — 18,810,470) and had an aggregate intrinsic value of $132.1 million (December 31, 2008 — $0.9 million).

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

18.  SHARE CAPITAL (Continued)

(a)	Equity Incentive Plan (Continued)

The following table summarizes information concerning outstanding and exercisable options at December 31, 2009:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number	Remaining	Exercise Price	Number	Exercise Price
Range of Exercise Prices	Outstanding	Life (in years)	per Share	Exercisable	per Share
(Expressed in Canadian dollars)			(Expressed in		(Expressed in
			Canadian		Canadian
			dollars)		dollars)

$ 2.82 to $ 3.47	3,095,620	5.92	$2.98	552,068	$2.97
$ 3.48 to $ 7.03	677,100	3.67	6.39	303,300	6.78
$ 7.04 to $ 8.20	5,885,500	5.75	8.12	2,173,500	7.98
$ 8.21 to $ 8.96	3,356,450	4.08	8.46	752,200	8.42
$ 8.97 to $10.27	3,306,700	3.11	9.72	2,861,700	9.72
$10.28 to $12.62	664,900	3.08	11.62	397,500	11.33
$12.63 to $16.79	4,172,000	5.98	13.76	628,500	13.68

	21,158,270	4.99	$8.84	7,668,768	$8.91

As at December 31, 2009 there was $46.0 million of total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 1.7 years.

As at December 31, 2009 the aggregate intrinsic value for fully vested stock options was $48.1 million (December 31, 2008 — $Nil).

Stock-based compensation charged to operations was allocated between exploration expenses and general and administrative expenses as follows:

	Year Ended December 31,
	2009	2008

Exploration (i)	$21,937	$20,440
General and administrative	13,898	8,672

	$35,835	$29,112

(i)	Stock-based compensation of $340,000 (2008 — $102,000) has been excluded as amounts relate to discontinued operations.

Stock-based compensation charged to operations was incurred by Ivanhoe Mines as follows:

	Year Ended December 31,
	2009	2008

Ivanhoe Mines Ltd.	$21,507	$13,106
SouthGobi Energy Resources Ltd. (i)	7,019	7,404
Ivanhoe Australia Ltd.	7,309	8,602

	$35,835	$29,112

(i)	Stock-based compensation of $340,000 (2008 — $102,000) has been excluded as amounts relate to discontinued operations.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

18.  SHARE CAPITAL (Continued)

(b)	Rio Tinto Placement

In 2006, Ivanhoe Mines and Rio Tinto formed a strategic partnership whereby Rio Tinto would invest in Ivanhoe Mines.

In October 2006, Rio Tinto completed a first private placement tranche under the agreement by purchasing approximately 37.1 million shares at a price of $8.18 per share, for proceeds totalling $303.4 million.

In October 2009, Rio Tinto completed the second private placement tranche under the agreement, consisting of 46.3 million shares at a price of $8.38 per share, for proceeds totalling $388.0 million. As a result, the $5.2 million carrying amount of the share issuance commitment was reclassified to share capital. This financing increased Rio Tinto’s equity ownership in the Company from 9.9% to 19.7%.

In March 2010, Ivanhoe Mines issued 15.0 million shares to Rio Tinto at Cdn$16.31 per share, for total proceeds of $241.1 million (Cdn$244.7 million) (Note 10 (e) and 25 (a)).

In addition to the first and second private placement tranches, Rio Tinto was granted 92,053,044 warrants, divided into two series. The lives of these warrants are determined by the date an approved Investment Agreement is reached. The Warrant Determination Date within the warrant terms presented below is the earlier of the date an approved Investment Agreement is reached or October 27, 2009.

The 46,026,522 Series A Warrants are non-transferable. Each warrant entitles Rio Tinto to purchase one Common Share of the Company at a price of:

(i) $8.38 during the period commencing November 30, 2006 and ending 180 days following the Warrant Determination Date; and

(ii) $8.54 during the period commencing 181 days after the Warrant Determination Date and ending 365 days after the Warrant Determination Date.

The 46,026,522 Series B Warrants are non-transferable. Each warrant entitles Rio Tinto to purchase one Common Share of the Company at a price of:

(i) $8.38 during the period commencing November 30, 2006 and ending 180 days following the Warrant Determination Date;

(ii) $8.54 during the period commencing 181 days after the Warrant Determination Date and ending 365 days after the Warrant Determination Date;

(iii) $8.88 during the period commencing 366 days after the Warrant Determination Date and ending 545 days after the Warrant Determination Date; and

(iv) $9.02 during the period commencing 546 days after the Warrant Determination Date and ending 725 days after the Warrant Determination Date.

During 2008, Rio Tinto received 243,772 shares and 1,440,406 additional share purchase warrants (the “Anti-Dilution Warrants”), divided into two series. The lives of the Anti-Dilution Warrants are identical to the Series A Warrants and Series B Warrants above. Each Anti-Dilution Warrant entitles Rio Tinto to purchase one Common Share of the Company at a price of Cdn$3.15.

Ivanhoe Mines has recorded an amount of $23.1 million in shareholders’ equity, attributable to the fair value of the Rio Tinto share purchase warrants and second tranche share issuance commitment. As at December 31, 2009, all of the Series A Warrants, Series B Warrants and Anti-Dilution Warrants were outstanding.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

18.  SHARE CAPITAL (Continued)

(c)	Rio Tinto Financing

As part of the credit facility transaction disclosed in Note 14 (a), Rio Tinto received share purchase warrants exercisable to purchase up to 35.0 million common shares of Ivanhoe Mines at a price of $10.00 per share at any time on or before October 24, 2012. As at December 31, 2009, 35.0 million share purchase warrants were exercisable.

19.	ACCUMULATED OTHER COMPREHENSIVE INCOME

	December 31,
	2009	2008

Accumulated OCI at beginning of year
Long-term investments, net of tax of $nil, $nil	$(8,635)	$17,498
Other long-term investments, net of tax of $nil, $nil	—	—
Currency translation adjustment, net of tax of $nil, $nil	(18,256)	—
Noncontrolling interests	2,669	—

	$(24,222)	$17,498

Other comprehensive income (loss) for the year:
Changes in fair value of long-term investments	$29,718	$(35,703)
Changes in fair value of other long-term investments	(27,448)	—
Currency translation adjustments	12,241	(18,256)
Noncontrolling interests (Note 20)	(1,547)	2,669
Less: reclassification adjustments for gains/losses recorded in earnings:
Investments:
Other than temporary impairment charges	—	3,990
Gains realized on sale	(1,424)	—
Less: reclassification on commencement of equity accounting:
Exco Resources N.L. (Note 8(b))	—	5,580

Other comprehensive income (loss), before tax	11,540	(41,720)
Income tax expense related to OCI	(1,896)	—

Other comprehensive income (loss), net of tax	$9,644	$(41,720)

Accumulated OCI at end of year
Long-term investments, net of tax of $1,896, $nil	$17,763	$(8,635)
Other long-term investments, net of tax of $nil, $nil	(27,448)	—
Currency translation adjustment, net of tax of $nil, $nil	(6,015)	(18,256)
Noncontrolling interests (Note 20)	1,122	2,669

	$(14,578)	$(24,222)

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

20.	NONCONTROLLING INTERESTS

At December 31, 2009 there were noncontrolling interests in SouthGobi and Ivanhoe Australia:

	Noncontrolling Interests
	SouthGobi	Ivanhoe Australia	Total

Balance, December 31, 2007	$—	$—	$—

Increase in noncontrolling interests arising from share issuances by subsidiaries	28,847	8,784	37,631
Noncontrolling interests’ share of loss	(11,224)	(3,046)	(14,270)
Noncontrolling interests’ share of other comprehensive loss (Note 19)	—	(2,669)	(2,669)

Balance, December 31, 2008	17,623	3,069	20,692

Changes in noncontrolling interests arising from changes in ownership interests	1,258	(122)	1,136
Noncontrolling interests’ share of loss	(19,515)	(6,020)	(25,535)
Derivative contract (Note 15)	2,594	—	2,594
Purchase Metals division from subsidiary	518	—	518
Noncontrolling interests’ share of other comprehensive loss (Note 19)	—	1,547	1,547

Balance, December 31, 2009	$2,478	$(1,526)	$952

21.	OTHER INCOME/EXPENSE

	Year Ended December 31,
	2009	2008

Transaction costs on issuance of convertible debenture (Note 14(b))	$(9,399)	$—
SouthGobi Hong Kong listing fees	(2,470)	(6,715)
Gain on sale of equipment (Note 8 (c)(iv))	—	911
Loss on sale of equipment (Note 10 (e))	—	(5,996)
Loss on derivative contract (Note 15)	—	(3,209)
Gain on settlement of debt (i)	—	838

	$(11,869)	$(14,171)

(i)	During 2008, Ivanhoe Mines recorded a $838,000 gain upon the settlement of loans payable to the Chairman of the Company or a company controlled by him.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

22.	CASH FLOW INFORMATION

(a)	Reconciliation of net loss to net cash flow used in operating activities

	Year Ended December 31,
	2009	2008

Net loss	$(305,706)	$(198,383)
Loss (Income) from discontinued operations	3,645	(24,305)
Items not involving use of cash
Stock-based compensation	35,835	29,112
Accretion expense	14,486	10,087
General and administrative expenses	1,978	—
Accrued mining property care and maintenance	—	448
Depreciation	10,140	5,271
Gain on sale of other mineral property rights	(3,000)	—
Write-down of carrying values of property, plant and equipment	1,243	6,080
Accrued interest income	(600)	(3,646)
Accrued interest expense	20,885	17,054
Unrealized gain on long-term investments	(1,099)	—
Unrealized gain on other long-term investments	(438)	—
Realized gain on redemption of other long-term investments	(1,458)	—
Change in fair value of embedded derivatives	44,980	—
Transaction costs on issuance of convertible debenture	9,399	—
Unrealized foreign exchange (gains) losses	(33,394)	57,790
Share of loss of significantly influenced investees	45,898	10,092
Write-down of carrying value of other long-term investments	—	18,009
Gain on sale of long-term investments and note receivable	(1,424)	(201,428)
Write-down of carrying value of long-term investments	—	7,103
Loss on derivative contract	—	3,209
Gain on settlement of debt	—	(838)
Gain on sale of equipment	—	(911)
Loss on sale of equipment	—	5,996
Deferred income taxes	(14,520)	4,003
Bonus shares	1,622	—
Net change in non-cash operating working capital items:
Decrease (increase) in:
Accounts receivable	(875)	(2,323)
Inventories	(2,301)	(11,616)
Prepaid expenses	(4,816)	(4,597)
Increase (decrease) in:
Accounts payable and accrued liabilities	15,488	(35,787)

Cash used in operating activities of continuing operations	(164,032)	(309,580)
Cash used in operating activities of discontinued operations	(19,227)	(9,169)

Cash used in operating activities	$(183,259)	$(318,749)

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

22.	CASH FLOW INFORMATION (Continued)

(b)	Other supplementary information

	Years Ended December 31,
	2009	2008

Interest paid	$717	$470

Income taxes paid	$1,055	$311

23.	RELATED PARTY TRANSACTIONS

The following tables summarize related party expenses incurred by Ivanhoe Mines, primarily on a cost-recovery basis, with an officer of a subsidiary of Ivanhoe Mines, a company subject to significant influence by Ivanhoe Mines, a company affiliated with Ivanhoe Mines, or with companies related by way of directors or shareholders in common. The tables summarize the transactions with related parties and the types of expenditures incurred with related parties:

	Years Ended December 31,
	2009	2008

Global Mining Management Corporation (a)	$8,982	$8,147
Ivanhoe Capital Aviation LLC (b)	5,940	3,840
Fognani & Faught, PLLC (c)	60	621
Ivanhoe Capital Corporation (d)	211	—
Ivanhoe Capital Services Ltd. (e)	618	601
Rio Tinto plc (f)	8,588	4,783

	$24,399	$17,992

	Years Ended December 31,
	2009	2008

Exploration	$8,588	$4,783
Legal	60	621
Office and administrative	2,432	2,451
Salaries and benefits	7,379	6,297
Travel (including aircraft rental)	5,940	3,840

	$24,399	$17,992

The above noted transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Accounts receivable and accounts payable at December 31, 2009, included $676,000 and $4,840,000, respectively (December 31, 2008 — $142,000 and $3,217,000, respectively), which were due from/to a company under common control, a company affiliated with Ivanhoe Mines, or companies related by way of directors in common.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

23.	RELATED PARTY TRANSACTIONS (Continued)

(a) Global Mining Management Corporation (“Global”) is a private company based in Vancouver owned equally by seven companies, one of which is Ivanhoe Mines. Global has a director in common with the Company. Global provides administration, accounting, and other office services to the Company on a cost-recovery basis.

(b) Ivanhoe Capital Aviation LLC (“Aviation”) is a private company 100% owned by the Company’s Chairman. Aviation operates an aircraft which is rented by the Company on a cost-recovery basis.

(c) An officer of a subsidiary of Ivanhoe Mines is a partner with Fognani & Faught, PLLC, a legal firm which provides legal services to Ivanhoe Mines.

(d) Ivanhoe Capital Corporation (“ICC”) is a private company 100% owned by the Company’s Chairman. ICC provides administration and other office services in London on a cost-recovery basis.

(e) Ivanhoe Capital Services Ltd. (“ICS”) is a private company 100% owned by the Company’s Chairman. ICS provides management services out of Singapore and London on a cost-recovery basis.

(f) Rio Tinto owns 19.7% of Ivanhoe Mines. Rio Tinto provides engineering related services for the Oyu Tolgoi Project on a cost-recovery basis.

Ivanplats is a private company 34% owned by the Company’s Chairman. During 2009, Ivanhoe Mines purchased common shares, warrants and units of Ivanplats (Note 8 (c)(v)).

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

24.	SEGMENT DISCLOSURES

	Year Ended December 31, 2009
	Exploration	Coal	Corporate	Consolidated

REVENUE	$—	$36,038	$—	$36,038
COST OF SALES
Production and delivery	—	(23,611)	—	(23,611)
Depreciation and depletion	—	(5,814)	—	(5,814)

COST OF SALES	—	(29,425)	—	(29,425)

EXPENSES
Exploration	(155,563)	(21,499)	—	(177,062)
General and administrative	—	—	(45,750)	(45,750)
Depreciation	(4,186)	(20)	(120)	(4,326)
Mining property care and maintenance	—	—	—	—
Accretion of convertible credit facilities	—	(10)	(14,335)	(14,345)
Accretion of asset retirement obligations	(88)	(53)	—	(141)
Gain on sale of other mineral property rights	3,000	—	—	3,000
Write-down of carrying values of property, plant and equipment	(266)	—	(977)	(1,243)

TOTAL EXPENSES	(157,103)	(51,007)	(61,182)	(269,292)

OPERATING LOSS	(157,103)	(14,969)	(61,182)	(233,254)

OTHER INCOME (EXPENSES)
Interest income	1,821	77	1,689	3,587
Interest expense	—	(4,721)	(16,880)	(21,601)
Foreign exchange gains (losses)	(288)	(1,070)	35,428	34,070
Unrealized gain on long-term investments	—	1,099	—	1,099
Unrealized gain (loss) on other long-term investments	—	(255)	693	438
Realized gain on redemption of other long-term investments	—	—	1,458	1,458
Change in fair value of embedded derivatives	—	(44,980)	—	(44,980)
Write-down of carrying value of long-term investments	—	—	—	—
Write-down of carrying value of other long-term investments	—	—	—	—
Gain on sale of long-term investment and note receivable	—	—	1,424	1,424
Other (expense) income	—	(11,869)	—	(11,869)

LOSS BEFORE INCOME TAXES AND OTHER ITEMS	(155,570)	(76,688)	(37,370)	(269,628)
Recovery (provision) for income taxes	1,227	6,337	5,901	13,465
Share of loss of significantly influenced investees	(1,191)	—	(44,707)	(45,898)

NET LOSS FROM CONTINUING OPERATIONS	(155,534)	(70,351)	(76,176)	(302,061)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS	—	(30,461)	26,816	(3,645)

NET LOSS	(155,534)	(100,812)	(49,360)	(305,706)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	6,019	—	19,516	25,535

NET LOSS ATTRIBUTABLE TO IVANHOE MINES LTD.	$(149,515)	$(100,812)	$(29,844)	$(280,171)

CAPITAL EXPENDITURES	$2,761	$36,175	$39	$38,975

TOTAL ASSETS	$271,512	$576,568	$686,601	$1,534,681

During the year ended December 31, 2009, all of the coal division’s revenue arose from coal sales in Mongolia to two customers. Total revenues by customer were $23.0 million and $13.0 million.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

24.	SEGMENT DISCLOSURES (Continued)

	Year Ended December 31, 2008
	Exploration	Coal	Corporate	Consolidated

REVENUE	$—	$3,126	$—	$3,126
COST OF SALES
Production and delivery	—	(1,931)	—	(1,931)
Depreciation and depletion	—	(314)	—	(314)

COST OF SALES	—	(2,245)	—	(2,245)

EXPENSES
Exploration	(207,673)	(42,918)	—	(250,591)
General and administrative	—	—	(27,453)	(27,453)
Depreciation	(4,133)	(244)	(580)	(4,957)
Mining property care and maintenance	—	—	(10,342)	(10,342)
Accretion of convertible credit facilities	—	—	(9,658)	(9,658)
Accretion of asset retirement obligations	(75)	(10)	(344)	(429)
Gain on sale of other mineral property rights	—	—	—	—
Write-down of carrying values of property, plant and equipment	(7)	(504)	(4)	(515)

TOTAL EXPENSES	(211,888)	(45,921)	(48,381)	(306,190)

OPERATING LOSS	(211,888)	(42,795)	(48,381)	(303,064)

OTHER INCOME (EXPENSES)
Interest income	1,396	1,857	9,929	13,182
Interest expense	—	—	(17,599)	(17,599)
Foreign exchange gains (losses)	(1,483)	(4,630)	(56,833)	(62,946)
Unrealized gain on long-term investments	—	—	—	—
Unrealized gain (loss) on other long-term investments	—	—	—	—
Realized gain on redemption of other long-term investments	—	—	—	—
Change in fair value of embedded derivatives	—	—	—	—
Write-down of carrying value of long-term investments	(1,662)	—	(5,441)	(7,103)
Write-down of carrying value of other long-term investments	—	—	(18,009)	(18,009)
Gain on sale of long-term investment and note receivable	—	—	201,428	201,428
Other (expense) income	(5,996)	(6,715)	(1,460)	(14,171)

LOSS BEFORE INCOME TAXES AND OTHER ITEMS	(219,633)	(52,283)	63,634	(208,282)
Recovery (provision) for income taxes	(88)	(121)	(4,105)	(4,314)
Share of loss of significantly influenced investees	(3,015)	—	(7,077)	(10,092)

NET LOSS FROM CONTINUING OPERATIONS	(222,736)	(52,404)	52,452	(222,688)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS	—	(9,690)	33,995	24,305

NET LOSS	(222,736)	(62,094)	86,447	(198,383)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	14,270	—	—	14,270

NET LOSS ATTRIBUTABLE TO IVANHOE MINES LTD.	$(208,466)	$(62,094)	$86,447	$(184,113)

CAPITAL EXPENDITURES	$63,947	$53,975	$17,454	$135,376

TOTAL ASSETS	$206,349	$110,523	$425,330	$742,202

During the year ended December 31, 2008, all of the coal division’s revenue arose from coal sales in Mongolia to two customers. Total revenues by customer were $1.9 million and $1.2 million

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

24.	SEGMENT DISCLOSURES (Continued)

	December 31,
	2009	2008

Property, plant and equipment at the end of the year:
Mongolia	$189,837	$161,346
Australia	28,444	22,823
Indonesia	26	13,182
Canada	168	341
Other	306	1,589

	$218,781	$199,281

25.	COMMITMENTS AND CONTINGENCIES

Ivanhoe Mines has, in the normal course of its business, entered into various long-term contracts, which include commitments for future operating payments under contracts for drilling, engineering, equipment rentals and other arrangements as follows:

2010	$36,026
2011	3,747
2012	3,080
2013	2,194
2014 onwards	—

$45,047

(a)	In March 2010, Ivanhoe Mines used $195.4 million of the $241.1 million of proceeds received from the issue of 15 million common shares to purchase from Rio Tinto key mining and milling equipment to be installed during the construction of the Oyu Tolgoi Project.

(b)	On October 6, 2009, Ivanhoe Mines agreed to purchase three T-Bills from the Government of Mongolia having an aggregate face value of $287.5 million, for the aggregate sum of $250 million. Ivanhoe Mines purchased the initial $100 million T-Bill on October 20, 2009 and is committed to purchase the second $50 million T-Bill within 14 days of the conditions precedent to the Investment Agreement having been addressed and purchase the final $100 million T-Bill within 14 days of having fully drawn the financing necessary to enable the full and complete construction of the Oyu Tolgoi Project or June 30, 2011, whichever date is earlier.

26.	FAIR VALUE ACCOUNTING

The ASC establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy are as follows:

Level 1:  Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2:  Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

26.	FAIR VALUE ACCOUNTING (Continued)

Level 3:  Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable.

The following table sets forth the Company’s assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2009
	Total	Level 1	Level 2	Level 3

Assets:
Short-term investments	$14,999	$14,999	$—	$—
Long-term investments	86,443	62,410	24,033	—
Other long-term investments	145,035	47,194	—	97,841

	$246,477	$124,603	$24,033	$97,841

Liabilities:
Embedded derivative liability	$358,272	$—	$358,272	$—

	$358,272	$—	$358,272	$—

	Fair Value at December 31, 2008
	Total	Level 1	Level 2	Level 3

Assets:
Long-term investments	$20,430	$15,017	$5,413	$—
Other long-term investments	22,301	—	—	22,301

	$42,731	$15,017	$5,413	$22,301

Liabilities:
Derivative contract	$5,320	$—	$5,320	$—

	$5,320	$—	$5,320	$—

The Company’s short-term and long-term investments are classified within Level 1 and 2 of the fair value hierarchy as they are valued using quoted market prices of certain investments, as well as quoted prices for similar investments.

The Company’s other long-term investments are classified within Level 1 and 3 of the fair value hierarchy and consist of Long-Term Notes received upon the completion of the Asset-Backed Commercial Paper restructuring, Government of Mongolia T-Bills and money market investments.

The Company’s embedded derivative liability, included within convertible credit facilities (Note 14 (b)), is classified within Level 2 of the fair value hierarchy as it is determined using a Monte Carlo simulation valuation model, which uses readily observable market inputs.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

26.	FAIR VALUE ACCOUNTING (Continued)

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial assets (other long-term investments) for the year ended December 31, 2009.

	Long-Term Notes	T-Bills	Totals

Balance, December 31, 2007	$47,132	$—	$47,132

Foreign exchange losses	(6,822)	—	(6,822)
Write-down of carrying value	(18,009)	—	(18,009)

Balance, December 31, 2008	$22,301	$—	$22,301

Additions	—	100,000	100,000
Accrued interest	—	600	600
Foreign exchange gains	2,473	—	2,473
Fair value redeemed	(778)	—	(778)
Unrealized gain (loss)	693	(27,448)	(26,755)

Balance, December 31, 2009	$24,689	$73,152	$97,841

27.	DISCLOSURES REGARDING FINANCIAL INSTRUMENTS

(a) The estimated fair value of Ivanhoe Mines’ financial instruments was as follows:

	December 31,
	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Cash and cash equivalents	$965,823	$965,823	$384,110	$384,110
Short-term investments	14,999	14,999	—	—
Accounts receivable	39,349	39,349	47,520	47,520
Long-term investments	93,511	154,976	55,945	78,427
Other long-term investments	145,035	145,035	22,301	22,301

Accounts payable and accrued liabilities	55,128	55,128	41,103	41,103
Amounts due under credit facilities	55,523	55,523	15,963	15,963
Convertible credit facilities	928,618	940,380	349,128	374,165
Derivative contract	—	—	5,320	5,320

The fair value of Ivanhoe Mines’ long-term investments was determined by reference to published market quotations, which may not be reflective of future values.

The fair value of Ivanhoe Mines’ other long-term investments, consisting of Long-Term Notes, T-Bills and money market investments, was determined by considering the best available data regarding market conditions for such investments, which may not be reflective of future values.

The fair value of the Rio Tinto convertible credit facility was estimated to approximate the balance of principal and interest outstanding, due primarily to the short-term maturity of this facility.

The fair value of the CIC convertible debenture was estimated to approximate the aggregate carrying amount of the CIC convertible credit facility liability and interest payable. This aggregate carrying amount includes the

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

27.	DISCLOSURES REGARDING FINANCIAL INSTRUMENTS (Continued)

estimated fair value of the embedded derivative liability which was determined using a Monte Carlo simulation valuation model.

The fair values of Ivanhoe Mines’ remaining financial instruments were estimated to approximate their carrying values, due primarily to the immediate or short-term maturity of these financial instruments.

(b) Ivanhoe Mines is exposed to credit risk with respect to its accounts receivable. The significant concentrations of credit risk are situated in Mongolia and Australia. Ivanhoe Mines does not mitigate the balance of this risk in light of the credit worthiness of its major debtors.

(c) Ivanhoe Mines is exposed to interest rate risk with respect to the variable rates of interest incurred on the Rio Tinto convertible credit facility (Note 14 (a)) and amounts due under credit facilities (Note 13). Interest rate risk is concentrated in Canada. Ivanhoe Mines does not mitigate the balance of this risk.

28.	SUBSEQUENT EVENTS

(a) On January 29, 2010, SouthGobi successfully completed an international offering of 27 million shares for gross proceeds of Cdn$459.0 million. Simultaneously, with the international offering, SouthGobi’s shares began trading on the Hong Kong Stock Exchange under the ticker HKEX: 1878.

(b) On March 29, 2010, CIC, at SouthGobi’s request, converted $250.0 million of its convertible debenture (Note 14 (b)) into shares of SouthGobi at a conversion price of Cdn$11.88. As a result of the conversion and the international offering, Ivanhoe Mines’ ownership interest in SouthGobi was reduced to 57.4%.